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                                                                    EXHIBIT 11.1




                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
               STATEMENT OF COMPUTATION OF NET EARNINGS PER SHARE

                                                       1994                 1995                1996
                                                    -----------         -----------         -----------
Shares outstanding - beginning of period             18,119,000          18,985,000          20,820,000

Shares issued during period - weighted average:
     Public offerings                                   645,000             821,000                   -
     Options exercised                                   30,000              61,000              65,000
     Contribution to Employee Stock Plan                 16,000              28,000              18,000

Common stock equivalents - weighted average:
     Shares issuable upon exercise of stock
         options granted (treasury stock method)        353,000             331,000             290,000
                                                    -----------         -----------         -----------

Weighted average number of common and common
     equivalent shares                               19,163,000          20,226,000          21,193,000
                                                    ===========         ===========         ===========

Net earnings applicable to common stock             $12,108,000         $16,508,000         $21,143,000
                                                    ===========         ===========         ===========

Primary and fully diluted earnings per share        $       .63         $       .82         $      1.00
                                                    ===========         ===========         ===========





Note: The number of shares shown above have been retroactively adjusted to reflect the effect of the 50% stock dividend effected on November 15, 1995.